FORM 3

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940

- ---------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
      Krill                     Katherine                  L.
  -----------------------------------------------------------------------
       (Last)                      (First)                   (Middle)

                c/o AnnTaylor Stores Corporation
                142 West 57th Street
  -----------------------------------------------------------------------
                                  (Street)

     New York                      New York                     10019
   -----------------------------------------------------------------------
       (City)                      (State)                      (Zip)

- ---------------------------------------------------------------------------
2.  Date of Event Requiring Statement (Month/Day/Year)
            May 3, 2001

- ---------------------------------------------------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

- ---------------------------------------------------------------------------
4.  Issuer Name and Ticker or Trading Symbol

    AnnTaylor Stores Corporation (ANN)

- ---------------------------------------------------------------------------
5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( _) Director
    (  ) 10% Owner
    ( X) Officer (give title below)
         President - Ann Taylor Loft
    (  ) Other (specify title below)

- ---------------------------------------------------------------------------
6.  If Amendment, Date of Original (Month/Day/Year)

- ---------------------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
    _X_Form filed by One Reporting Person
    ___Form filed by More than One Reporting Person


===========================================================================
TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
- ---------------------------------------------------------------------------
|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|
|
| Common stock                 5,000           D
  (restricted shares)
|--------------------------------------------------------------------------
| Common stock                   187           D
|--------------------------------------------------------------------------
|
|--------------------------------------------------------------------------
|
|
|==========================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person,see instructions 5(b)(v.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                                  (over)
                                                                  SEC 1473(3-99)
=============================================================================

             TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

   EXPLANATION OF RESPONSES:

----------------------------------------------------------------------------------------------------------------------------
                                                3.    Title and
                                                   Amount of Securities      4.            5. Ownership      6.
                    2.Date Exercisable and         Underlying Derivative     Conversion        Form
                        Expiration Date              Security (Instr. 4)        or         of Derivative     Nature of
1.Title of              (Month/Day/Year)        --------------------------   Exercise      Security:         Indirect
  Derivative        ------------------------                     Amount or    Price of     Direct (D) or     Beneficial
   Security             Date      Expiration                     Number of   Derivative    Indirect (I)      Ownership
  (Instr. 4)        Exercisable     Date           Title          Shares     Security      (Instr 5)         (Instr 5)
-----------------------------------------------------------------------------------------------------------------------
  Stock Options      Vested         5/16/04        Common Stock     5,000      $31.875            D

-----------------------------------------------------------------------------------------------------------------------

  Stock Options      5/16/03        5/16/04        Common Stock    10,000      $31.875            D

-----------------------------------------------------------------------------------------------------------------------

  Stock Options       Vested         2/24/05       Common Stock     1,665      $33.00              D

-----------------------------------------------------------------------------------------------------------------------

  Stock Options       2/24/04        2/24/05       Common Stock     3,335      $33.00              D

-----------------------------------------------------------------------------------------------------------------------
                     See
  Stock Options      Note 1          2/21/06       Common Stock       833      $11.50              D
-----------------------------------------------------------------------------------------------------------------------
                     See
  Stock Options      Note 1          2/20/07       Common Stock     5,000      $21.00              D

-----------------------------------------------------------------------------------------------------------------------
                     See
  Stock Options      Note 1          4/21/08       Common Stock    11,250      $15.50              D

-----------------------------------------------------------------------------------------------------------------------
                     See
  Stock Options      Note 1          3/08/09       Common Stock     7,500      $44.25              D
-----------------------------------------------------------------------------------------------------------------------
                     See
  Stock Options      Note 1          3/10/10       Common Stock    12,000      $23.9375            D

-----------------------------------------------------------------------------------------------------------------------
                     See
  Stock Options      Note 1          3/14/11       Common Stock    20,000      $27.02              D

=======================================================================================================================






EXPLANATION OF RESPONSES:
Note 1:  Becomes exercisable 25% per year on anniversary of grant.



                       /s/ Kay L. Krill                            5/11/01
              -------------------------------------           ----------------
               **  SIGNATURE OF REPORTING PERSON                     DATE


 -----------------------------

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                     PAGE 2
                                                             SEC 1473 (3-99)